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                                                                    Exhibit 15-A



                     Independent Accountants' Review Report

Board of Directors
National Steel Corporation

We have reviewed the accompanying consolidated balance sheet of National Steel Corporation and subsidiaries (the Company) as of June 30, 1999, and the related consolidated statements of income for the three-month and six-month periods ended June 30, 1999 and 1998, of cash flows for the six-month period ended June 30, 1999 and 1998, and of changes in stockholders' equity and redeemable preferred stock--Series B for the six-month period ended June 30, 1999. These financial statements are the responsibility of the Company's management.

We conducted our reviews in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data, and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, which will be performed for the full year with the objective of expressing an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our reviews, we are not aware of any material modifications that should be made to the accompanying consolidated financial statements referred to above for them to be in conformity with generally accepted accounting principles.

We have previously audited, in accordance with generally accepted auditing standards, the consolidated balance sheet of National Steel Corporation and subsidiaries as of December 31, 1998, and the related consolidated statements of income, cash flows, and stockholders' equity and redeemable preferred stock--Series B for the year then ended (not presented here), and in our report dated January 28, 1999, we expressed an unqualified opinion on those consolidated financial statements. In our opinion, the information set forth in the accompanying consolidated balance sheet as of December 31, 1998, is fairly stated, in all material respects, in relation to the consolidated balance sheet from which it has been derived.



                                                              Ernst & Young LLP

Indianapolis, Indiana
August 13, 1999